UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 21, 2012
(Date of earliest event reported)

US GEOTHERMAL INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-34023	84-1472231
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

1505 Tyrell Lane, Boise, Idaho 83706
(Address of principal executive offices) (Zip Code)

208-424-1027
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01          Other Events.

On June 21, 2012, U.S. Geothermal Inc. announced that its wholly owned subsidiary, USG Nevada LLC, has notified its customer NV Energy that Commercial Operation was achieved by the new 11.75 gross (8.6 net) megawatt Unit I power plant. Electrical energy from the new power plant is now being sold for $89.75 per megawatt hour (“MWH”), subject to a 1% annual escalator, under the terms of a 25-year power purchase agreement. The new power plant is projected to generate an average of approximately 71,500 MWHs of electrical power each year. The new power plant replaces an existing facility that, prior to being removed from service, generated approximately 23,000 MWH annually using the same production and injection wells.

USG Nevada LLC expects to immediately file for the Section 1603 ITC cash grant of approximately $11 million for the project. Proceeds from the ITC grant will be used to repay an existing $7.5 million bridge loan and the balance will be available for general corporate purposes. U.S. Geothermal now intends to arrange long term financing for the project, but there can be no assurance that long-term financing will be available on terms favorable to U.S. Geothermal, or at all. The project engineering, procurement and construction contractor is working to complete a final list of items required to achieve contract completion under a fixed price contract that includes financial guarantees for the original completion date and power output of the plant.

This Form 8-K contains certain forward-looking statements regarding the anticipated power generation of the San Emidio plant, use of proceeds of the ITC grant and ability to arrange for long-term financing. Actual events or results may differ materially from those contained in these forward-looking statements. These statements are based on U.S. Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described. In addition, please refer to the documents that the Company files with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. The filings by the Company identify and address important factors that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this Form 8-K and the Company’s other filings. The Company is under no duty to update any of the forward-looking statements after the date of this Form 8-K to conform to actual results.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: June 22, 2012	U.S. Geothermal Inc.

	By:	/s/ Kerry D. Hawkley
Kerry D. Hawkley
Chief Financial Officer